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                                                                     Exhibit 3.2

                              ARTICLES OF AMENDMENT


1.      The name of the corporation is: KINROSS GOLD CORPORATION

2.      The name of the corporation is changed to (if applicable): N/A

3.      Date of incorporation/amalgamation: December 29, 2000

4. Complete only if there is a change in the number of directors or the minimum/maximum number of directors: N/A

5.      The articles of the corporation are amended as follows:

                1. The authorized capital of the Corporation is altered by consolidating all of the issued and outstanding common shares of the Corporation on the basis of one new common share for each three old common shares; and

                2. Any fractional common share arising on the consolidation of the common shares of the Corporation will be deemed to have been tendered by its registered owner to the Corporation for cancellation and will be returned to the authorized but unissued capital of the Corporation.

6. The amendment has been duly authorized as required by section 168 and 170 (as applicable) of the Business Corporations Act.

7. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the Corporation on: January 31, 2003

These articles are signed in duplicate.

                                          KINROSS GOLD CORPORATION


                                          By   /s/ Shelley M. Riley
                                            ------------------------------------
                                               Shelley M. Riley, Secretary